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                                                                     EXHIBIT 4.1


                            STATEMENT OF DESIGNATION

                                       OF

                         5% CONVERTIBLE PREFERRED STOCK

                                       OF

                              EXCO RESOURCES, INC.

                        (PURSUANT TO SECTION 2.13 OF THE
                         TEXAS BUSINESS CORPORATION ACT)

         EXCO Resources, Inc., a Texas corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company on May 21, 2001:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Restated Articles of Incorporation of the Company (the "Articles of Incorporation"), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Articles of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 7,168,634 shares, which series shall have the following powers, designations, preferences and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and other rights, and the qualifications, limitations and restrictions, set forth in the Articles of Incorporation that are applicable to the Preferred Stock):

         SECTION 1. Definitions. For purposes of this Statement of Designation, the following definitions shall apply:

         "Arrearage" shall have the meaning ascribed to it in Section 4 herein.

         "Articles of Incorporation" shall mean the Company's Restated Articles of Incorporation.

         "Board of Directors" shall mean the Board of Directors of the Company or any authorized committee of the Board of Directors.

         "Business Day" shall mean any day other than a Saturday or a Sunday, a day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the Transfer Agent is closed for business.

         "Code" shall have the meaning ascribed to it in Section 11 herein.

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         "Common Stock" shall mean the Common Stock, par value $0.02 per share, of the Company.

         "Company" shall mean EXCO Resources, Inc., a Texas corporation.

         "Conversion Date" shall mean, in the case of a Mandatory Conversion, the Mandatory Conversion Date, and, in the case of an Optional Conversion, the Business Day on which certificates representing shares of Convertible Preferred Stock are surrendered pursuant to Section 6(c) or the date on which an agreement regarding lost, stolen or destroyed shares is accepted by the Company.

         "Conversion Rate" shall have the meaning ascribed to it in Section 6 herein.

         "Convertible Preferred Stock" shall mean the Company's 5% Convertible Preferred Stock, par value $0.01 per share.

         "Dividend Payment Date" shall have the meaning ascribed to it in
Section 4 herein.

         "Dividend Rate" shall have the meaning ascribed to it in Section 4 herein.

         "Exchange Act" shall have the meaning ascribed to it in Section 18 herein.

         "Fair Market Value" of publicly traded shares of Common Stock as of a particular date shall mean the average of the last reported sale prices as reported on the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation System, or such other exchange or trading system on which the Common Stock is then traded, for 30 consecutive Business Days commencing 45 days before such date. If the Common Stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, "Fair Market Value" shall be the average of the average of the closing bid and asked prices of the Common Stock for such 30 consecutive Business Days as furnished by two members of the National Association of Securities Dealers, Inc. selected by the Company for that purpose. If the Common Stock is not traded in a manner such that the quotations referred to above are available, "Fair Market Value" shall be deemed to be the fair market value per share of the Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

         "Issue Date" shall mean the date that shares of Convertible Preferred Stock are first issued by the Company.

         "Junior Securities" shall mean any capital stock of the Company other than the Convertible Preferred Stock, any Parity Securities or any Senior Securities.

         "Mandatory Conversion" shall have the meaning ascribed to it in Section 6 herein.

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         "Mandatory Conversion Date" shall have the meaning ascribed to it in
Section 6 herein.

         "Optional Conversion" shall have the meaning ascribed to it in Section 6 herein.

         "Parity Securities" shall mean any class or series of capital stock of the Company authorized after the Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Convertible Preferred Stock.

         "Person" shall mean an individual, partnership, corporation, limited liability company, incorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" shall mean the Preferred Stock, par value $0.01 per share, of the Company.

         "Registered Holders" shall have the meaning ascribed to it in Section 4 herein.

         "SEC" shall have the meaning ascribed to it in Section 18 herein.

         "Senior Securities" shall mean any class or series of capital stock of the Company authorized after the Issue Date ranking senior to the Convertible Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

         "Stated Value" shall mean $21.00 per share.

         "Transfer Agent" shall mean Continental Stock Transfer & Trust Company until any redesignation is made, if at all, pursuant to Section 17.

         SECTION 2. Designation and Amount. The shares of such series shall be designated as "5% Convertible Preferred Stock" and the authorized number of shares constituting such series shall be 7,168,634.

         SECTION 3. Ranking. For the purposes of determining whether any dividend will be paid, and whether there will be any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Convertible Preferred Stock will rank:

                  (a) junior to all of the Company's existing and future indebtedness and other obligations;

                  (b) senior to the Common Stock; and



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                  (c) senior to any other classes of Common Stock or series of
         Preferred Stock that the Company may establish after the issuance of the Convertible Preferred Stock.

         SECTION 4. Dividends.

                  (a) General. The holders of shares of Convertible Preferred Stock shall be entitled to receive dividends at a rate of 5% of the Stated Value per annum (the "Dividend Rate"), which dividends shall be fully cumulative and paid quarterly in arrears in cash, in four equal installments on March 31, June 30, September 30 and December 31 of each year (commencing September 30, 2001), or if any such date is not a Business Day, the Business Day next following such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, the "Dividend Payment Date"), to holders of record (the "Registered Holders") as they appear on the stock record books of the Company on the fifteenth day prior to the relevant Dividend Payment Date. Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Convertible Preferred Stock from the Issue Date and shall be deemed to accumulate from day to day whether or not declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which the dividend is payable.

                  (b) Accumulation. Dividends on the Convertible Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full, additional dividends shall accumulate at 7% per annum on the amount of such unpaid dividends (the "Arrearage"). Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date, and shall constitute an additional Arrearage from and after any Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Section herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Convertible Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to this Section 4(b). Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to Registered Holders as they appear on the stock record books of the Company on such record date as may be fixed by the Board of Directors (which record date shall be no less than 10 days prior to the corresponding payment date). Dividends in respect of any Arrearage shall be paid in cash.

                  (c) Method of Payment. Dividends paid on the shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time


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         accumulated and payable on all outstanding shares of Convertible
         Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Convertible Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Convertible Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

                  (d) Restrictions on Dividends. So long as any shares of the Convertible Preferred Stock are outstanding, the Board of Directors shall not declare, and the Company shall not pay or set apart for payment, any dividend or other payments on any Junior Securities or Parity Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities or Parity Securities, either directly or indirectly, whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities or Parity Securities to the holders of the Junior Securities or Parity Securities, respectively, or any payment of cash to settle fractional shares that might otherwise be issuable upon Junior Securities or Parity Securities in respect of stock dividends, stock splits and the like), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities or the repurchase, redemption or other retirement of Junior Securities or Parity Securities in exchange for Junior Securities or Parity Securities, respectively) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Convertible Preferred Stock not paid on the dates provided for in paragraph (a) of Section 4 hereof (including Arrearages and accumulated dividends thereon) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Convertible Preferred Stock, all dividends declared on the Convertible Preferred Stock and any series of Parity Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Convertible Preferred Stock and such series of Parity Securities shall in all cases bear to each other the same ratio that accumulated dividends (including interest accrued on or additional dividends accumulated in respect of such accumulated dividends) on the shares of Convertible Preferred Stock and such Parity Securities bear to each other.



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         SECTION 5. Liquidation Preference.

                  (a) General. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the shares of Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company available for distribution to its shareholders, whether such assets are capital or surplus of any nature, an amount per share equal to the sum of (i) the unpaid dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared; and (ii) the Stated Value thereof, before any payment shall be made or any assets distributed to the holders of any Junior Securities. After any such payment in full, the holders of Convertible Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Company.

                  (b) Parity Securities. All the assets of the Company available for distribution to shareholders after the liquidation preferences of any Senior Securities shall be distributed ratably (in proportion to the full distributable amounts to which holders of Convertible Preferred Stock and Parity Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Convertible Preferred Stock and Parity Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.

                  (c) Merger Not A Liquidation. Neither a consolidation nor a merger of the Company with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Company's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 5, but the holders of shares of Convertible Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Company's assets to the rights provided by this Section 5 following any such transaction. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable to each shareholder of Convertible Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 30 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Company as of the date such notices are first mailed.

         SECTION 6. Conversion. The holders of the Convertible Preferred Stock will have the following rights with respect to the conversion of the Convertible Preferred Stock into shares of Common Stock:


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                  (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 6, each share of Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock (an "Optional Conversion") at the rate of one share of Common Stock for each share of Convertible Preferred Stock so converted, subject to adjustment as provided in this Section 6 (as so adjusted, the "Conversion Rate").

                  (b) Mandatory Conversion. Effective at 5:00 p.m., New York time, on June 30, 2003 (the "Mandatory Conversion Date"), each outstanding share of Convertible Preferred Stock shall be automatically converted into a number of shares of Common Stock determined by the Conversion Rate then in effect (a "Mandatory Conversion") without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; provided, however, that the Company will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Company or its Transfer Agent as provided in Section 6(c) below or the holder notifies the Company or the Transfer Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

                  (c) Mechanics of Conversion. Each holder of Convertible Preferred Stock who desires or is obligated to convert the same into shares of Common Stock pursuant to this Section 6 will surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or any Transfer Agent for the Convertible Preferred Stock, or the holder will notify the Company or the Transfer Agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and will give written notice to the Company at such office that such holder elects or is obligated to convert the same. Such notice will state the number of shares of Convertible Preferred Stock being converted and will specify the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued. Thereupon, the Company will promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock which equals the number of shares of Common Stock to which such holder is entitled under the then-effective Conversion Rate, together with a cash adjustment in respect of any fraction of a share of Common Stock as provided in
         Section 6(h). In the event that there shall have been surrendered a certificate or certificates representing Convertible Preferred Stock, only part of which are to be converted, the Company will promptly issue and deliver, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Convertible Preferred Stock which shall not have been converted. In addition, upon any such conversion the holder of the shares of Convertible Preferred Stock being converted who held such shares of Convertible Preferred Stock at 5:00 p.m., New York time, on any Dividend Record Date shall be paid all accrued but unpaid dividends on the shares of


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         Convertible Preferred Stock being converted (whether or not authorized or declared), such amount of dividends being determined as of the last preceding Dividend Record Date prior to the Conversion Date, in cash on or before the fifth Business Day after the Conversion Date. Such conversion will be deemed to have been made at the close of business on the Conversion Date, and the Person entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (d) Adjustment for Changes in Common Stock. If the Company at any time or from time to time after the Issue Date (i) pays a dividend in or makes a distribution in shares of Common Stock; (ii) subdivides its outstanding shares of Common Stock; or (iii) combines its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of any of the events described above had such share of Convertible Preferred Stock been converted on or immediately prior to the record date for such dividend or the effective date of such subdivision, combination or reclassification, as the case may be.

                  (e) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision will be made so that the holders of the Convertible Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of the other securities of the Company which they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6(e) with respect to the rights of the holders of the Convertible Preferred Stock or with respect to such other securities by their terms.

                  (f) General. An adjustment made pursuant to this Section 6 shall become effective immediately after the record date (in the case of a dividend or distribution in shares of capital stock) and shall become effective immediately after the effective date (in the case of a subdivision, combination or reclassification). No adjustment in accordance with this Section 6 shall be required unless such adjustment would require an increase or decrease in the Conversion Rate of at least 1.0%; provided, however, that any adjustments which by reason of this clause are not required to be made shall be carried



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         forward and taken into account in any subsequent adjustment. Any calculations under this Section 6 shall be made to the nearest one-thousandth of a share.

                  (g) Notices of Record Date. Upon (1) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than in connection with the declaration and payment or regular quarterly dividends in cash on the Convertible Preferred Stock), or (2) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company will cause to be mailed to each holder of Convertible Preferred Stock, at such holder's address as it appears on the stock record books of the Company, at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, recapitalization, merger, consolidation, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                  (h) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof will be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion.

                  (i) Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its


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         counsel, be necessary to increase its authorized but unissued shares of
         Common Stock to such number of shares as will be sufficient for such purpose.

                  (j) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock. The Company shall not, however, be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered and shall not be required to make such issuance or delivery unless and until the person entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

         SECTION 7. Voting Rights.

                  (a) So long as any shares of the Convertible Preferred Stock are outstanding, (i) each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock; and (ii) the shares of Convertible Preferred Stock shall vote together with shares of Common Stock as a single class. Each share of Convertible Preferred Stock will entitle the holder to the number of votes per share equal to the full number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible on the record date for such vote.

                  (b) Without the affirmative vote of the holders of at least a majority of the then-issued and outstanding shares of Convertible Preferred Stock, the Company shall not authorize, create or issue, or reclassify any authorized stock of the Company into, or increase the authorized amount of, (i) any Senior Securities or Parity Securities or
         (ii) any class or series of capital stock or any security convertible into or exercisable or exchangeable for any class or series of capital stock, redeemable mandatorily or redeemable at the option of the holders thereof. Such vote shall be taken in accordance with the procedures specified in Section 7(d) below.

                  (c) Without the affirmative vote of the holders of at least a majority of the then-issued and outstanding shares of Convertible Preferred Stock, the Company shall not (i) increase or decrease the aggregate number of authorized shares of such class or series; (ii) increase or decrease the par value of the shares of such class, including changing shares having a par value into shares without par value, or shares without par value into shares with par value; (iii) effect an exchange, reclassification, or cancellation of all or part of the shares of such class or series; (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of such class or series; (v) change the designations, preferences, limitations, or relative rights of the shares of such class or series, (vi) change the shares of such class or series, whether with or



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         without par value, into the same or a different number of shares, either with or without par value, of the same class or series or another class or series; (vii) create a new class or series of shares having rights and preferences equal, prior, or superior to the shares of such class or series, or increase the rights and preferences of any class or series having rights and preferences equal, prior, or superior to the shares of such class or series, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of such class or series in such a manner as to become equal, prior, or superior to the shares of such class or series; (viii) divide the shares of such class into series and fix and determine the designation of such series and the variations in the relative rights and preferences between the shares of such series; or
         (ix) cancel or otherwise affect dividends on the shares of such class or series which had accrued but had not been declared. Such vote shall be taken in accordance with the procedures specified in Section 7(d) below.

                  (d) The foregoing rights of holders of Convertible Preferred Stock to take any actions as provided in this Section 7 may be exercised at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose as hereinafter provided or at any adjournment thereof.

                  (e) The Company shall not enter into any agreement or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Company's performance of its obligations hereunder.

         SECTION 8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any preferences or relative, participating, option or other special rights, other than those specifically set forth in this Statement of Designation. The shares of Convertible Preferred Stock shall have no preemptive or redemption rights pursuant to this Statement of Designation.

         SECTION 9. Reissuance. Shares of the Convertible Preferred Stock acquired by the Company by conversion or otherwise will be deemed authorized but unissued shares of preferred stock that is undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, but not as the Convertible Preferred Stock.

         SECTION 10. Reorganization, Reclassification, Merger, Consolidation, or Disposition of Assets. In the event the Company is a party to:

                  (a) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock),

                  (b) any consolidation or merger other than a merger in which the Company is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock) in, outstanding shares of Common Stock or

                  (c) any sale or conveyance of all or substantially all of the property or business of the Company as an entirety (including, in the case of any of the foregoing events, any statutory exchange of securities with another corporation), pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provisions shall be made as part of the terms of such transaction whereby each share of Convertible Preferred Stock then outstanding shall be convertible into the kind and amount of shares of stock and other securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, conveyance or statutory exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to such reclassification, change, consolidation, merger, sale, conveyance or statutory exchange. In any such event, effective provision shall be made (and it shall be a condition precedent to any such reclassification, change, consolidation, merger, sale, conveyance or statutory exchange that effective provision be made), in the articles or certificate of incorporation or other constituent document of the resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash or other property deliverable upon conversion of Convertible Preferred Stock remaining outstanding or other convertible stock or securities received by the holders of Convertible Preferred Stock in place thereof, and any such resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock, other securities, cash or other property as the holders of shares of Convertible Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders of shares of Convertible Preferred Stock in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares of stock, other securities, cash or other property are deliverable upon conversion as aforesaid, then all references to shares of Common Stock in this Section 10 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property. The provisions of this Section 10 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, conveyances or statutory exchanges.

         SECTION 11. Dividend Received Deduction. The Company shall treat dividends on the Convertible Preferred Stock as dividends for federal income tax purposes, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). In addition, the Company covenants not to take any action voluntarily that could reasonably be expected to cause such dividends on the Convertible Preferred Stock to fail to be eligible for the dividends received deduction in the case of a corporate holder pursuant to Section 243 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

         SECTION 12. Prohibition on Action by Written Consent. Any action by the holders of shares of Convertible Preferred Stock shall be taken at any annual or special meeting of such holders of Convertible Preferred Stock of the Company and may not be taken without a meeting by written consent.

         SECTION 13. Identical Rights. Each share of the Convertible Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Convertible Preferred Stock.

         SECTION 14. Amendments. Any provision of these terms of the Convertible Preferred Stock may be amended, modified or waived if and only if holders of a majority of the then-issued and outstanding shares of Convertible Preferred Stock have consented by an affirmative vote to such amendment, modification or waiver of any such provision of this Statement of Designation and upon obtaining of such affirmative vote, such amendment, modification or waiver shall be binding on all holders of the Convertible Preferred Stock.

         SECTION 15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         SECTION 16. Certificates. So long as any shares of the Convertible Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Company the following legend:

                  "The Articles of Incorporation of the Corporation on file in the office of the Secretary of State of Texas set forth a full statement of (1) (A) all of the designations, preferences, limitations and relative rights of the shares of each class of shares authorized to be issued and (B) the authority of the Board of Directors to fix and determine the relative rights and preferences of the shares of Preferred Stock that the

         Corporation is authorized to issue in series and, if and to the extent that they have been fixed and determined, the relative rights and preferences of any such series and (2) a full statement of denial or limitation of the preemptive rights of Shareholders. The Statement of Designation of the 5% Convertible Preferred Stock on file in the office of the Secretary of State of Texas set forth a full statement of (1)
         (A) all of the designations, preferences, limitations and relative rights of the shares of each class of shares authorized to be issued and (B) the Preferred Stock that the Corporation is authorized to issue in series and, if and to the extent that they have been fixed and determined, the relative rights and preferences of any such series and
         (2) a full statement of the denial or limitation of the preemptive rights of Shareholders. The Corporation will furnish a copy of such statement(s) to the record holder of this certificate without charge on written request to the Corporation at its principal place of business or registered office."


         SECTION 17. Transfer Agent. The Company has initially appointed the Transfer Agent to act as the dividend paying agent and conversion agent for the Convertible Preferred Stock. At any time, the Company may terminate the appointment of any Transfer Agent and appoint additional or other paying agents and conversion agents, provided that until the Convertible Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Arrearage, if any, on the Convertible Preferred Stock have been made available for payment and either paid or returned to the Company as provided in this Statement of Designation, the Company will maintain an office or agency in New York, New York for surrender of Convertible Preferred Stock for conversion. All moneys deposited with any paying agent or held by the Company in trust for the payment of any dividends on any shares of the Convertible Preferred Stock that remain unclaimed at the end of two years after this payment has become due and payable will be repaid to the Company or released from such trust to the Company, and the holder of those shares of the Convertible Preferred Stock will only be entitled to look to the Company for payment.

         SECTION 18. Reports. So long as any shares of the Convertible Preferred Stock are outstanding, the Company will furnish to holders of the then outstanding shares of Convertible Preferred Stock:

                  (a) all quarterly and annual financial information that would be required to be contained in a filing by the Company with the Securities and Exchange Commission (the "SEC") on Forms 10-Q and 10-K under the Securities Exchange Act of 1934 (the "Exchange Act"), and, with respect to the annual information only, a report by the Company's certified independent accountants, and

                  (b) all information that would be required to be contained in a current report filed by the Company with the SEC on Form 8-K under the Exchange Act.

In the event the Company files any of these reports with the SEC, the Company will only be required to furnish the reports to holders who request a copy of such reports. Unless prohibited by the SEC, the Company will make the reports publicly available.

         SECTION 19. Notices. Any notice referred to herein shall be in writing and, unless first-class mail shall be specifically permitted for such notices under the terms hereof, shall be delivered personally, by telecopier, or by registered or certified mail, postage prepaid, and shall be deemed to have been given upon personal delivery thereof, upon transmittal of such notice by telecopy (with confirmation of receipt by telecopy or telex) or seventy-two (72) hours after transmittal by registered or certified mail, postage prepaid, addressed as follows:

                  (a) if to the Company:

                        EXCO Resources, Inc.
                        Attention: General Counsel
                        6500 Greenville Avenue,
                        Suite 600, LB 17
                        Dallas, Texas 75206

                  (b) if to a holder of the Convertible Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any Transfer Agent for the Convertible Preferred Stock); or

                  (c) to such other address as the Company or such holder, as the case may be, shall have designated by notice given in accordance with the foregoing.

         SECTION 20. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Company has caused this Statement of Designation to be signed by J. Douglas Ramsey, its Vice President on this 21(st) day of June of 2001.

                                      EXCO RESOURCES, INC.

                                      By: /s/ J. DOUGLAS RAMSEY
                                          --------------------------------------
                                          J. Douglas Ramsey
                                          Vice President